CONSENT OF MICHAEL J. MARIEN

Pursuant to Rule 438 under the Securities Act of 1933, I hereby consent to being named in this Registration Statement on Form S-4 of MutualFirst Financial, Inc. as a person who is expected to become a director of MutualFirst Financial, Inc. upon consummation of the merger referred to therein.

Date: April 8, 2008	/s/ Michael J. Marien
Michael J. Marien